Exhibit (l)(A)

1875 K Street, N.W.
Washington, DC 20006-1238

Tel: 202 303 1000
Fax: 202 303 2000

April 27, 2022

Board of Trustees

Teachers Insurance and Annuity Association of America

730 Third Avenue

New York, NY 10017

Re:	TIAA Separate Account VA-3 File Nos. 333-134820 / 811-21907

To the Board of Trustees:

We hereby consent to the reference to our name under the heading “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 22 to the Form N-4 registration statement for TIAA Separate Account VA-3 (File No. 333-134820). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely

Willkie Farr & Gallagher LLP

By:	/s/ Chip Lunde
Chip Lunde

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